Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-163483 on Form S-4 of our report dated 26 March 2009 (29 January 2010 as to the retrospective restatements described in Note 1(c) to the consolidated financial statements related to the adoption of the revised IAS 1 Presentation of Financial Statements in 2009, the change in the composition of the Company’s reportable segments implemented in 2009 and the misclassification between cash and cash equivalents and short-term investments), relating to (1) the financial statements of Cadbury plc and its subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements discussed in Note 1(c) to the consolidated financial statements) and (2) our report dated 26 March 2009 on the effectiveness of Cadbury plc and its subsidiaries’ internal control over financial reporting, appearing in Cadbury plc’s Report on Form 6-K filed with the SEC on 29 January 2010. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE LLP

Chartered Accountants and Registered Auditors

London, United Kingdom

29 January 2010